                                                                   EXHIBIT 3(iv)

                                  [STATE SEAL]


                               CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify the MULTIMOD INVESTMENTS, INC. did on MAY 12, 2000 file in this office the original Articles of Incorporation; that said Articles are now on file and the record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.



                         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on MAY 12, 2000.




[STATE SEAL]                 /s/ DEAN HELLER

                             Secretary of State


                         By  /s/ DENISE A. BATES

                             Certification Clerk